UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 30, 2005

VIASYS HEALTHCARE INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-16121	04-3505871
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

227 Washington Street, Suite 200 Conshohocken, Pennsylvania		19428
(Address of Principal Executive Offices)		(Zip Code)

(610) 862-0800
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

On March 30, 2005, SensorMedics Corporation (“SensorMedics”), a subsidiary of VIASYS Healthcare Inc., entered into an agreement (the “License Agreement”) with Kevin C. Harmon pursuant to which Mr. Harmon granted an exclusive, irrevocable, worldwide, royalty-bearing license to SensorMedics to all rights and interests that Mr. Harmon has or may acquire in the future to U.S. Patent No. 5,533,506, and to a family of U.S. patents, including Patent Nos. 6,478,026 and 6,595,215, and all other patents claiming priority thereto (collectively, “the Licensed Patents”) in exchange for the payments described below.

The Licensed Patents are generally directed to a nasal continuous positive airway pressure, or CPAP, interface that is used in the treatment of obstructive sleep apnea.  The interface includes a pair of nasal inserts adapted to form a seal against the nares of a patient’s nose during positive ventilation therapy.

Currently, the exclusive legal title to the Licensed Patents is shown in the United States Patent and Trademark Office to be held by InnoMed Technologies Inc. (“InnoMed”), pursuant to assignments of the named inventor, Thomas J. Wood.  Mr. Harmon has brought suit against InnoMed and Mr. Wood in the United States District Court for the Southern District of Georgia, Waycross Division, seeking, among other things, legal title to at least an undivided portion of the Licensed Patents, based on a Development Agreement between Mr. Harmon and Mr. Wood that was executed in 1999.  Among other things, Mr. Harmon and Mr. Wood filed the patent application that led to the issuance of the Licensed Patents.  Mr. Harmon is claiming that Mr. Wood breached the Development Agreement by wrongfully assigning the Licensed Patents to InnoMed and is also making various other claims.

Pursuant to the terms of the License Agreement, SensorMedics is obligated to pay Mr. Harmon $47,000 as a reimbursement of Mr. Harmon’s investment in the Licensed Patents and to reimburse Mr. Harmon for certain expenses in connection with the litigation described above (which amount may not exceed $800,000).  In addition, in the event Mr. Harmon perfects legal title to all or a portion of the Licensed Patents, allowing SensorMedics the benefit of the license granted in the License Agreement, SensorMedics will pay Mr. Harmon a lump sum of up to $800,000 and an annual royalty based on net sales of products that are within the scope of the reasonably interpreted claims of at least one of the Licensed Patents.

SensorMedics believes that the claims presented by Mr. Harmon in the litigation are meritorious and that he will perfect his interest in the Licensed Patents if he is successful in the litigation.  This would allow SensorMedics the benefit of the license to the Licensed Patents granted under the License Agreement.  However, there is no guaranty that Mr. Harmon will prevail in the litigation, and, even if he prevails, there is no guaranty regarding the nature of the relief the court will elect to grant.

This Current Report on Form 8-K includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, Mr. Harmon’s interest in the Licensed Patents; the likelihood that Mr. Harmon will perfect his interest in the Licensed Patents; the outcome of the pending litigation among Mr. Harmon, InnoMed and Mr. Wood; the prospects that SensorMedics will be permitted to avail itself to the benefit of the license to the Licensed Patents granted under the License Agreement; and the payments that SensorMedics will be required to make to Mr. Harmon in the future pursuant to the License Agreement. These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, the outcome of the litigation between Mr. Harmon, InnoMed and Mr. Wood and the ability of SensorMedics to successfully develop and market products based on the Licensed Patents. For further details and a discussion of these and other risks and uncertainties, please see our Annual Report on Form 10-K for the year ended January 1, 2005, which is on file with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIASYS HEALTHCARE INC.
(Registrant)

Date: July 28, 2005

	By:	/s/ Martin P. Galvan
		Name:	Martin P. Galvan
		Title:	Senior Vice President, Chief Financial Officer, Director of Investor Relations